F1


              Consolidated Financial Statements of


             METALS RESEARCH CORPORATION OF AMERICA


                     June 30, 1997 and 1996


F2



Deloitte & Touche
Suite 2100               Telephone: (604) 669 4466
1055 Dunsmuir Street     Facsimile: (604) 685-0395
P.O. Box 49279
Four Bentall Centre
Vancouver, British Columbia
V7X 1P4




Auditors' Report


To the Shareholders of
Metals Research Corporation of America:


We have audited the consolidated balance sheets of Metals Research Corporation of America as at June 30, 1997 and 1996 and the consolidated statements of loss and deficit and changes in financial position for the years then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 1997 and 1996 and the results of its operations and the changes in its financial position for the years then ended in accordance with accounting principles generally accepted in Canada.



Charted Accountants
Vancouver, British Columbia
November 5, 1997




F3


METALS RESEARCH CORPORATION OF AMERICA
Consolidated Balance Sheets
June 30
(stated in U.S. dollars)
_______________________________________________________________________________

                                                     1997                 1996
ASSETS

CURRENT
  Cash                                        $     1,765          $     2,636
  Due from related parties (Note 3)                17,518               10,207
  GST receivable                                   11,184                6,970
  Deposits                                          2,176                2,398

INVESTMENT IN PAC RIM INFORMATION
SYSTEMS INC. (Note 4)                           1,007,986            1,007,986


LILLOOET MINING PROJECT (Note 5)                  600,001              600,001

PLANT AND EQUIPMENT                                 6,827                8,862


LIABILITIES

CURRENT
  Accounts payable and accrued liabilities    $   45,056           $    32,167
   Loans payable (Note 6)                        739,469               739,469



PAYABLE TO SHAREHOLDERS - non-interest bearing
   unsecured and with no fixed maturity         522,458                145,295
                                              _________              _________
                                              1,306,983                916,931

SHAREHOLDERS' EQUITY

Share capital (Note 8)                        4,396,087              4,396,087
Contributed surplus                             340,000                340,000
Deficit                                      (4,395,613)            (4,013,958)
                                             __________             __________
                                                340,474                722,129
                                             __________             __________
                                             $1,647,457             $1,639,060




APPROVED BY THE BOARD OF DIRECTORS

/s/ Robert Papalia  Director
/s/ Anthony Papalia Director




F4


METALS RESEARCH CORPORATION OF AMERICA
Consolidated Statements of Loss and Deficit
Years ended June 30
(stated in U.S. dollars)
_______________________________________________________________________________



                                                     1997                 1996
EXPENSES
  Bank charges and interest                    $      650          $       382
  Camp                                             39,578               57,686
  Depreciation                                      2,911                1,415
  General, administrative and rent (Note 3)        31,614               21,902
  GST recovered                                    ______               (7,302)
  Loss on investment (Note 7)                      ______              105,000
  Management fees (Note 3)                        240,000              240,000
  Professional                                     40,348               38,727
  Repairs and maintenance                          22,748               33,118
  Travel and promotion                              3,806               31,462
                                                _________           __________
NET LOSS FOR THE YEAR                             381,655              522,390

DEFICIT, BEGINNING OF YEAR                      4,013,958            3,491,568
                                                _________            _________
DEFICIT, END OF YEAR                           $4,395,613            4,013,958
                                                _________            _________
LOSS PER SHARE                                 $    0.005           $    0.008
                                                _________            _________




F5



METALS RESEARCH CORPORATION OF AMERICA
Consolidated Statements of Changes in Financial Position
Years ended June 30
(stated in U.S. dollars)
_______________________________________________________________________________


                                                   1997                   1996
OPERATING ACTIVITIES
  Net loss for the year                     $  (381,655)           $  (522,390)
  Add back item not affecting cash
  Depreciation                                    2,911                  1,415
                                                _______                _______
                                               (378,744)              (520,975)

  Change in non-cash operating working capital    1,586                 32,666
                                                _______                _______
                                               (377,158)              (488,309)

INVESTING ACTIVITY
  Purchase of fixed assets                        (876)                (10,277)
                                                _______               ________
FINANCING ACTIVITIES
  Issue of share capital on settlement of debt       -                 413,263
  Issue of share capital for investment              -                 105,000
  Shareholders advances                        377,163                 (23,347)
                                              ________                ________
                                               377,163                 494,916

DECREASE IN CASH                                  (871)                 (3,670)

CASH, BEGINNING OF YEAR                          2,636                   6,306
                                               _______                 _______
CASH, END OF YEAR                             $  1,765                $  2,636
                                               _______                 _______




F6-9


METALS RESEARCH CORPORATION OF AMERICA
Notes to the Consolidated Financial Statements
June 30, 1997 and 1996
(stated in U.S. dollars)
______________________________________________________________________________

1.   CONTINUING OPERATIONS

     The Company is a Utah corporation, incorporated in 1971, and is in the process of exploring and developing mineral properties.

     These financial statements have been prepared on the assumption that the Company will continue as a going concern. The Company has, however, incurred losses during its current development stage, and its ability to continue as a going concern is dependent on its ability to obtain additional financing. If the going concern assumption is not appropriate then the Company may be forced to realize its assets at amounts significantly less than the current carrying value.

2.   SIGNIFICANT ACCOUNTING POLICIES

     The financial statements have been prepared in accordance with accounting principles generally accepted in Canada and reflect the following policies:

     (a)  Basis of presentation

          The financial statements include the accounts of the Company and its subsidiaries.

          Platinate Minerals & Industries, Inc. (British Columbia, Canada) (100% owned) Metals Research S.A. (Panama) (54% owned)
          International Metals Research Management Ltd. (British Columbia, Canada) (100% owned)

     (b)  Investments

          The Company accounts for its investments using the equity method of accounting.

     (c)  Plant and equipment

          Plant and equipment is recorded at cost. Depreciation is provided on a straight-line basis at the following rates:

          Transportation equipment           3 years
          Mining equipment                   5 years
          Office equipment                   5 years

     (d)  Segment of business, foreign operations and major customer reporting

          The only industry significant of the company is mining, all of its assets are located in British Columbia, Canada, and the company has no sales for the reporting periods. Therefore, the company has determined that it is neither necessary nor appropriate for it to report information as to these matters.


2.   SIGNIFICANT ACCOUNTING POLICIES

     (e)  Functional currency and foreign currency translation

     The Company has determined its functional currency to be the U.S. dollar. Any gains or losses resulting from exchange rate changes are reported in the statement of loss and deficit.

3.


     DUE FROM RELATED PARTIES                      1997                   1996

     555 Corporate Ventures - Advances       $   15,843              $  10,207
     Pacrim Information Systems Inc               1,675                      -
                                                 17,518                 10,207


     Pac Rim Information Systems Inc. and 555 Corporate Ventures are controlled by directors of the Company. Other related party transactions include management fees of $240,000 (1996 - $240,000) paid to directors of the Company, and rent of $22,000 (1996 - Nil) was paid to persons related to the directors of the Company.


4.   INVESTMENT IN PAC RIM INFORMATION SYSTEMS INC.

     On June 30, 1996, the Company exchanged its common shares in 555 Corporate Ventures for 5,235,556 shares of Pac Rim Information Systems Inc. ("Pac Rim"), a related company controlled by the directors of the Company.
     555 Corporate Ventures owns the rights to the Texada Island Project.
     Pac Rim invests in mining and technology projects. The Company currently owns 44% of Pac Rim. As the transactions occurred between non-arms length parties and is determined not to be the culmination of the earnings process the investment in Pac Rim has been recorded at the carrying value of 555 Corporate Ventures prior to the transaction. The investment is to be accounted by the equity method, however as Pac Rim has not commenced commercial production, no adjustment to carrying cost has been recorded. The Company will review the carrying value of its investment on a regular basis to determine and provide for any impairment in value.


5.   LILLOOET MINING PROJECT

     The project is comprised of placer mineral leases (and certain attendant personal property) and equipment located in the New Westminster Mining Division at the north end of Harrison Lake, approximately 100 miles from Vancouver, British Columbia, Canada.


6.   LOANS PAYABLE

     The loans payable are unsecured. As at June 30, 1997 and 1996, $716,430 of the loans payable are the subject of the lawsuit described in Note 9,


7.   B.F.M. ACQUISITION

     In September 1995, the Company acquired 100% of the stock of B.F.M. Associates, a California corporation, for 1,600,000 shares of the Company. The fair market value of B.F.M. at acquisition was not determinable therefore the value of the acquisition was assumed to be equal to the estimated market value of the Company's shares, at $105,000. Due to issues relating to the value of assets acquired and subsequent legal actions initiated by the Company, the investment in B.F.M. has been fully written off.


8.   SHARE CAPITAL

     Authorized
     100,000,000 common shares with a par value of $.0.10 per share.

     As at June 30, 1990 issued and fully paid-up legal capital consisted of 60,359,376 common shares with a par value of $0.10 amounting to $6,035,938.

     For accounting purposes, the company's issued and fully paid-up capital reflects a reorganization that took place in 1987, at which time the contributed surplus and deficit were eliminated against the share capital, and consist of the following:

                                                 Shares                Amounts

Balance, June 30, 1990                       60,359,376             $1,878,929
Issued for settlement of debt to
shareholders and related parties              3,874,117              1,998,895
                                             __________             __________

Balance, June 30, 1994 and 1995              64,233,493              3,877,824
Issued for purchase of BFM Associates         1,600,000                105,000
Issued for settlement of debt to
shareholders and related parties              2,756,186                413,263
                                             __________              _________
Balance, June 30, 1996 and 1997              68,589,679             $4,396,087


9.   CONTINGENCIES

     The Company is the defendant in a claim for repayment of the $716,430 loan described in Note 6. The lender is seeking judgement for the immediate return of the amount of money advanced, which was originally payable out of revenues of the Texada Island Project. The Company has since sold its interest in the Texada Island Project in exchange for shares of Pac Rim Information Systems Inc. as described in Note 4. In addition, the lender claims that additional funds of $78,765 was advanced. The Company is defending this claim and considers it is unlikely that the suit will be successful. The Company has filed a counter-claim which, if successful, would reduce the amount owing. The outcome of these actions are not yet determinable. Any future gain or loss will be recorded in the period in which it becomes known.


10.  FINANCIAL INSTRUMENTS

     The Company's financial instruments include cash, GST receivable and accounts payable and accrued liabilities. The book value of these financial instruments approximates fair value due to the short-term nature of the instrument.

     Amounts due from related parties and amounts payable to shareholders are recorded at the original advanced amounts. Due to the non-arms length nature of the transactions and the absence of an available market for such financial instruments, their fair value is not determinable.

     Loans payable are subject to litigation and therefore the fair value thereof is not determinable.




F10


              METALS RESEARCH CORPORATION OF AMERICA

                       FINANCIAL STATEMENTS

                          June 30, 1995



F11


Deloitte & Touche
Suite 2100               Telephone: (604) 669 4466
1055 Dunsmuir Street     Facsimile: (604) 685-0395
P.O. Box 49279
Four Bentall Centre
Vancouver, British Columbia
V7X 1P4




                         Auditors' Report


To the Shareholders of
Metals Research Corporation of America:


We have audited the consolidated balance sheets of Metals Research Corporation of America as at June30, 1995 and the consolidated statements of loss and deficit and changes in financial position for the four years then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 1995 and the results of its operations and the changes in its financial position for the year then ended in accordance with accounting principles generally accepted in Canada.



Charted Accountants
Vancouver, British Columbia
May 10, 1996





F12


              METALS RESEARCH CORPORATION OF AMERICA
                    CONSOLIDATED BALANCE SHEET
                       as at June 30, 1995
                     (stated in U.S. dollars)




CURRENT ASSETS                              NOTES            1995         1994

Cash                                                   $    6,306    $   7,364
Due from related  parties                    3                  -      602,877
GST receivable                                              4,207            -
Deposit                                                    48,288       48,288
                                                        _________     ________
                                                           58,801      658,529

Texada Mining Project                        4          1,007,986            -
Lillooet Mining Project                      5            600,001      600,001
Plant and equipment                          6                  -      416,309
                                                        _________    _________
                                                       $1,666,788   $1,674,309

CURRENT LIABILITIES
Accounts payable and accrued liabilities               $   32,421   $   55,351
Loans payable                                7            739,469      739,469
                                                        _________     ________
                                                          771,890      794,820

Payable to shareholders - non interest bearing,
unsecured, and with no fixed maturity                     168,642            -
                                                        _________     ________
                                                          940,532      794,820


SHAREHOLDERS' EQUITY

Share capital                               8         $3,877,824     3,877,824
Contributed surplus                                      340,000       340,000
Deficit                                               (3,491,568)   (3,337,805)
                                                      __________    __________
                                                         726,256        80,019
                                                      __________    __________
                                                      $1,666,788    $1,674,839
                                                      __________    __________




F13


              METALS RESEARCH CORPORATION OF AMERICA
            CONSOLIDATED STATEMENT OF LOSS AND DEFICIT
                    period ended June 30, 1995
                     (stated in U.S. dollars)


                                                                    Four years
                                              Year ended                 ended
                                                    1995                  1994

Rental income                              $           -          $    188,213
                                            ____________           ___________


Expenses
Bank charges and interest                            789                76,405
Camp                                              93,377               268,526
Depreciation                                           -               869,684
General, administrative and rent                   1,399               121,658
Office and miscellaneous                          12,629                43,892
Professional                                      29,638               102,607
Repairs and maintenance                            7,542                26,776
Salaries and employee benefits                         -                51,015
Travel and promotion                               8,352             1,676,382
                                             ___________            __________
                                                 153,726             1,676,382

Loss before undernoted                           153,726             1,488,169

Loss on fixed asset deposit                            -                50,000

Foreign exchange (gain) loss                          37              (117,968)
                                             ___________             _________

Net loss for the period                          153,763             1,420,201

Deficit, beginning of period                   3,337,805             1,917,604
                                               _________             _________
DEFICIT, END OF PERIOD                        $3,491,568            $3,337,605
                                               _________             _________






F14


              METALS RESEARCH CORPORATION OF AMERICA
       CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION
                    period ended June 30, 1995
                     (stated in U.S. dollars)

                                                                    Four years
                                                 Year ended              ended
                                                       1995               1994

OPERATING ACTIVITIES

Net loss for the period                        $   (153,763)        (1,420,201)
Add back items not affecting cash
Depreciation                                              -            869,684
                                                ___________        ___________
                                                   (153,763)          (550,517)

Change in non-cash operating working capital         (5,940)           190,934
                                                ___________        ___________
                                                   (159,703)          (741,451)

INVESTING ACTIVITIES
Purchase of fixed assets                                  -            (25,945)
                                                ___________        ___________

FINANCING ACTIVITIES
Issue of share capital on settlement of debt              -          1,998,896
Shareholder advances                                168,642         (1,591,593)
Related party loans (net)                                 -             60,563
Loans payable                                             -            313,314
Obligation under capital lease                            -            (34,249)

                                                    168,642            746,929
                                                 __________          _________

INCREASE (DECREASE) IN CASH                          (1,061)           (20,467)

CASH, BEGINNING OF PERIOD                             7,364             27,831
                                                 __________          _________
CASH, END OF PERIOD                              $    6,303          $   7,364





F15-17


              METALS RESEARCH CORPORATION OF AMERICA
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    period ended June 30, 1995
                     (stated in U.S. dollars)

1.   CONTINUING OPERATIONS

     The Company is a Utah corporation, incorporated in 1971, and is in the process of exploring and developing mineral properties.

     These financial statements have been prepared on the assumption that the Company will continue as a going concern. The Company has, however, incurred losses during its current development stage (prior to which it was dormant), and its ability to continue as a going concern is dependent on ability obtaining additional financing.

2.   SIGNIFICANT ACCOUNTING POLICIES

     The financial statements have been prepared in accordance with accounting principles generally accepted in Canada and reflect the following policies:

     a)  Basis of presentation

          The financial statements include the accounts of the Company and its subsidiaries.

           Platinate Minerals & Industries, Inc. (British Columbia, Canada) (100% owned)
           Metals Research S.A. (Panama) (54% owned)
           International Metals Research Management Ltd. (British Columbia, Canada) (100% owned)

     b)  Plant and equipment

           Plant and equipment are recorded at cost. Depreciation is provided on a straight-line basis at the following rates:

          Plant                                          10 years
          Transportation equipment                        3 years
          Mining equipment                                5 years
          Roads                                          10 years
          Office equipment                                5 years


     c)  Segment of business, foreign operations and major customer reporting.

     The only industry significant of the company is mining, all of its assets are located in British Columbia, Canada, and the company has no sales for the reporting periods. Therefore the company has determined that it is neither necessary nor appropriate for it to report information as to these matters.


2.   SIGNIFICANT ACCOUNTING POLICIES

     d)  Functional currency and foreign currency translation

     The Company has determined its functional currency to be the U.S. dollar. Any gains or losses resulting from exchange rate changes are reported in the statement of loss and deficit.


3.   DUE FROM RELATED PARTIES

                                                          1995            1994

     Tony Papalia - shareholder and director       $         -    $      3,950
     Rhyolite Resources - Advances                           -         461,724
     Texada Mining Project - Advances                        -         137,203
                                                    ___________    ___________
                                                   $         -    $    602,877

     Rhyolite and the Texada Project are controlled by directors of the Company.


4.   TEXADA MINING PROJECT

     During the year, the Company exchanged advances of $591,677 and its plant and equipment of $416,309 for a 59.4% interest in certain mineral claims on Texada Island, British Columbia.


5.   LILLOOET MINING PROJECT

     The project is comprised of placer mineral leases (and certain attendant personal property) and equipment located in the New Westminster Mining Division at the north end of Harrison Lake, approximately 100 miles from Vancouver, British Columbia, Canada.


6.   PLANT AND EQUIPMENT

     During the year, the Company transferred its plant and equipment of $416,839 to the Texada Mining Project.


7.   LOANS PAYABLE

     The loans payable are unsecured. As at June 30, 1994 and 1995, $716,430 of the loans payable are to be repaid, with bonus, from revenue earned from the production of the Texada Island mine and mill. The remainder are non-interest bearing, with no fixed terms of repayment.


8.   SHARE CAPITAL

     Authorized
     100,000,000 common shares with a par value of $0.10 per share.

     As at June 30, 1990 issued and fully paid-up legal capital consisted of 60,359,376 common shares with a par value of $0.10 amounting to $6,035,938.

     For accounting purposes, the company's issued and fully paid-up capital reflects a reorganization that took place in 1987, at which time the contributed surplus and deficit were eliminated against the share capital, and consist of the following:

                                                    Number of
                                                       common
                                                       shares           Amount

Balance,  June 30, 1990                            60,359,376       $1,878,929

Issued for settlement of debt to
shareholders & related parties                      3,874,117        1,998,905
                                                   __________       __________
Balance, June 30, 1994 and 1995                    64,233,493       $3,877,824



9.   CONTINGENCIES

     The Company is the defendant in a claim to change the terms of repayment on the $716,430 loan described in Note 7. The lendor is seeking judgement for the immediate return of the amount of money advanced, whereas presently it is only payable out of revenues of the Texada Island Project. In addition, the lendor claims that additional funds of $78,765 were advanced. The Company is defending this claim and it is unlikely that the suit will be successful. The Company has filed a counter-claim which, if successful, would reduce the amount owing. The outcome of these actions are not yet determinable. Any future gain or loss will be recorded in the period in which it becomes known.

10.  SUBSEQUENT EVENTS

     Subsequent to June 30, 1995, the Company entered into an agreement to purchase 100% of the share capital of a company which owns certain mineral claims in southern California. Consideration for this purchase is the issue of common shares of the Company.